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                         SUBSIDIARIES OF THE REGISTRANT

                                   EXHIBIT 21

The following is the subsidiary of CCSB Financial Corp. following the Conversion.



Name                                                            Ownership
----                                                            ---------
Clay County Savings Bank                                       100% Owned